Exhibit (h)(2)

PARALEL DISTRIBUTORS LLC

FORM OF DEALER AGREEMENT

This agreement is effective as of _________________, 2023, and made by Paralel Distributors LLC (“Distributor”) and [DEALER NAME] (“Dealer” and, together with Distributor, the “Parties”).

WHEREAS, Coller Private Credit Secondaries (the “Company” or the “Fund”) is registered under the Investment Company Act of 1940 (“1940 Act”), as a closed-end management investment company and is authorized to issue shares of beneficial interest (“Shares”);

WHEREAS, Distributor serves as principal underwriter in connection with the offering and sale of the Shares pursuant to a distribution agreement (“Distribution Agreement”); and

WHEREAS, Dealer desires to serve as a selected dealer of the Fund.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.	Dealer. Dealer represents that it is a broker-dealer properly registered and qualified under all applicable federal, state and local laws to engage in the business and transactions described in this agreement and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”). Dealer agrees that any obligations arising in connection with this agreement under FINRA Rule 2111 (the “Suitability Rule”) and/or Rule 15l-1 under the Securities Exchange Act of 1934, as amended (“Regulation Best Interest”) shall be the responsibility of Dealer and not of the Fund or Distributor. Dealer agrees that it is responsible for recommending Shares to a customer only if it has determined that the recommendation is, as applicable, suitable for the customer in accordance with the requirements under the Suitability Rule or in the best interests of the customer in accordance with the requirements under Regulation Best Interest, and that neither the Fund nor Distributor has any responsibility for such determination. Dealer shall also be responsible for communicating all necessary information to its customers regarding whether recommended Shares are, as applicable, in the best interest of, or a suitable investment for, such customers, including, without limitation, information regarding the limited liquidity of the Shares as referenced in the Prospectus (defined below). Dealer shall maintain all records required by Applicable Laws (as defined below) or that are otherwise reasonably requested by Distributor relating to Dealer’s transactions in Shares. Dealer will upon request by the Fund or Distributor promptly make such records available to such requesting party. In addition, Dealer shall notify Distributor immediately in the event Dealer’s status as a member of FINRA or SIPC changes. Dealer shall at all times comply with (i) the provisions of this agreement related to compliance with all applicable rules and regulations and (ii) the terms of each registration statement and prospectus for the Fund.

2.	Qualification of Shares. The Fund will make available to Dealer a list of the states or other jurisdictions in which Shares are registered for sale or are otherwise qualified for sale, which may be revised by the Fund from time to time. Dealer will make offers of Shares to its eligible customers only in those states and will ensure that it (including its associated persons) is appropriately licensed and qualified to offer and sell Shares in any state or other jurisdiction that requires such licensing or qualification in connection with its activities.

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3.	Orders. All orders Dealer submits for transactions in Shares shall reflect orders received from its customers or shall be for its account for its own bona fide investment. The procedures relating to all orders and the handling of each order (including the manner of computing the net asset value of Shares and the effective time of orders received from Dealer) are subject to: (i) the terms of the then-current Fund prospectus (the “Prospectus,” which for purposes of this agreement includes any supplements, stickers or amendments thereto and the Statement of Additional Information incorporated therein); and (ii) the subscription or application documents for the Fund, as supplemented or amended from time to time; and to the extent that the Prospectus contains provisions that are inconsistent with this agreement or any other document, the terms of the Prospectus shall control. Dealer agrees to record on the order the date on which all orders for the purchase of Shares are received by it, and to forward promptly such orders to the Fund or the transfer agent in time for processing at the public offering price next determined after receipt of such orders by Dealer, in each case as described in the Prospectus. As agent for its customers, Dealer shall not withhold placing customers’ orders for any Shares so as to profit Dealer or its customers as a result of such withholding. Subject to the terms and conditions set forth in the Prospectus and any operating procedures and policies established by Distributor or the Fund (directly or through its transfer agent) from time to time, Dealer is hereby authorized to place orders directly with the Fund for the purchase of Shares. All purchase orders Dealer submits are subject to acceptance or rejection, and Distributor reserves the right to suspend or limit the sale of Shares. It is expected that Shares will be offered in a periodic continuous offering at net asset value (“NAV”), and certain Share classes may have an additional front-end sales charge. Dealer acknowledges and agrees, however, that there is no assurance that the Fund will engage in a continuous offering of Shares and may determine not to do so in its sole discretion. Dealer is not authorized to make any representations concerning Shares except such representations as are contained in the Prospectus and in such supplemental written information that the Fund or Distributor (acting on behalf of the Fund) may provide to Dealer with respect to the Fund. All orders that are accepted for the purchase of Shares shall be executed at NAV per share on the next relevant subscription date, less any applicable charges and expenses for which the Fund has determined to charge shareholders as permitted by applicable law and described in the Prospectus.

4.	Compliance with Applicable Laws; Distribution of Prospectus and Reports; Confirmations. In connection with its respective activities hereunder, each Party shall abide by the Conduct Rules of FINRA and all other rules of self-regulatory organizations of which it is a member, as well as all laws, rules and regulations, including federal and state securities laws, that are applicable to it (and its associated persons) from time to time in connection with its activities hereunder (“Applicable Laws”). Dealer is authorized to distribute to Dealer’s customers the current Prospectus, as well as any supplemental sales material received from the Fund or Distributor (acting on behalf of the Fund) (on the terms and for the period specified by Distributor or stated in such material). Dealer is not authorized to distribute, furnish or display any other sales or promotional material relating to the Fund without Distributor’s prior written approval, but Dealer may identify the Fund in a listing of closed-end funds available through Dealer to its customers. Unless otherwise mutually agreed in writing, Dealer shall deliver or cause to be delivered to each customer who purchases Shares from or through Dealer, copies of all annual and interim reports, proxy solicitation materials, and any other information and materials relating to the Fund and prepared by or on behalf of the Fund or Distributor. If required by Rule 10b-10 under the Securities Exchange Act of 1934, as amended or other Applicable Laws, Dealer shall send or cause to be sent confirmations or other reports to its customers containing such information as may be required by Applicable Laws.

5.	Concessions and Other Compensation. On each purchase of Shares by Dealer or its customer (but not including the reinvestment of any dividends or distributions), Dealer shall be entitled to receive such dealer allowances, concessions, or other compensation, if any, as may be set forth in the Prospectus. Dealer represents that it is eligible to receive any such concessions paid to it under this section.

6.	Transactions in Shares. Dealer agrees that payment for orders it submit for the purchase of Shares will be made in accordance with the terms of the Prospectus. Dealer acknowledges and agree that the then-current price per Share, which is equal to the NAV per share for the applicable class of Shares, will generally not be known until after the acceptance of subscriptions by the Fund in accordance with the terms of the Prospectus. The Parties thus each acknowledge and agree that purchase orders for Shares will be made and accepted for an amount based on the then-current NAV per Share for the applicable class of Shares, with the number of Shares to be credited to an investor’s account determined upon finalization of the then-current NAV. If payment for any purchase order is not received in accordance with the terms of the Prospectus, the Fund reserves the right, without notice, to cancel the sale. In this event or in the event that Dealer cancels the trade for any reason, Dealer agrees to be responsible for any loss resulting to the Fund or to Distributor from its failure to make payments as aforesaid. Dealer shall not be entitled to any gains generated thereby. Dealer acknowledges that tender offers for the repurchase of Shares are (i) currently the only method by which Shares may be repurchased or redeemed by the Fund, (ii) there is no guarantee that any tender offer will be made nor the amount or terms of such possible tender offers, and (iii) any tender offers, if made, will be made subject to the terms summarized in the Prospectus and tender offer documents provided by the Fund and approved by the Board. Dealer expressly acknowledges that Shares will not be repurchased by Distributor or the Fund (other than through tender offers from time to time, if any), that there is no guarantee that any Shares tendered will be repurchased by the Fund, and that no secondary market for the Shares exists currently or is expected to develop. If a tender offer is made by the Fund, Dealer agrees to transmit to its customers the appropriate documentation for such offers to its customers and participate in the tender offer process in accordance with the terms of the Prospectus and any tender offer documents applicable to such offer.

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7.	Accuracy of Orders; Customer Signatures. Dealer shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by it on behalf of its customers by any means, including wire or telephone. In addition, Dealer shall guarantee the signatures of its customers when such guarantee is required by the Company, and Dealer shall indemnify and hold harmless all persons, including Distributor and the Fund’s transfer agent, from and against any and all loss, cost, damage or expense suffered or incurred in reliance upon such signature guarantee.

8.	Indemnification. Dealer agrees to indemnify and hold harmless Distributor, its officers, directors, agents and employees from and against any claims, liabilities, expenses (including reasonable attorneys’ fees) and/or losses resulting from (i) any failure by Dealer to comply with Applicable Laws in connection with activities performed under this agreement, (iii) any breach of Dealer of its obligations, representations, warranties or covenants contained in this agreement (iii) any unauthorized representation made by Dealer concerning an investment in Shares, or (iv) any other act or omission of Dealer taken with willful misfeasance, bad faith, reckless disregard, or gross negligence in connection to this agreement.

Distributor agrees to indemnify and hold harmless Dealer and its officers, directors, agents and employees from and against any claims, liabilities, expenses (including reasonable attorney’s fees) and. losses resulting directly from (i) any failure by Distributor to comply with Applicable Laws in connection with its activities as distributor under this Agreement, (ii) any untrue statement of a material fact set forth in the Fund’s Prospectus or supplemental sales material provided by Distributor to Dealer (and used by Dealer on the terms and for the period specified by Distributor or stated in such material), or omission to state a material fact required to be stated therein to make the statements therein not misleading, or (iii) any other act or omission of Distributor taken with willful misfeasance, bad faith, reckless disregard, or gross negligence in connection to this agreement.

9.	Anti-Money Laundering Compliance. Each Party to this agreement acknowledges that it is a financial institution subject to the Bank Secrecy Act ("BSA"), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title III of the USA PATRIOT Act (the “PATRIOT Act"), its implementing regulations, and related SEC and SRO rules, and any regulations thereunder (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each party represents and warrants that it is in compliance and will continue to comply with the AML Acts, including FINRA Rule 3310, in all relevant respects. Dealer agrees to cooperate with Distributor to satisfy AML due diligence policies of the Fund and Distributor, which may include annual compliance certifications and periodic due diligence reviews and/or other requests deemed necessary or appropriate by Distributor or the Fund to ensure compliance with AML Acts. Dealer also agrees to provide for screening its own new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the AML Acts.

10.	Privacy. The Parties agree that any “Non-public Personal Information,” as the term is defined in Regulation S-P (“Reg S-P”) of the SEC, that may be disclosed hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this agreement. Each Party agrees that, with respect to such information, it will comply with Reg S-P and that it will not disclose any Non-Public Personal Information received in connection with this agreement to any other party, except to the extent required to carry out the services set forth in this agreement or as otherwise permitted by law.

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11.	Multi-Class Distribution Arrangements. Dealer understands and acknowledges that the Fund may offer Shares in multiple classes, and Dealer represents and warrants that it has established compliance procedures designed to ensure that its customers are made aware of the terms of each available class of Shares, to ensure that each customer is offered only Shares that are suitable investments for him or her and to ensure proper supervision of its representatives in recommending and offering the Shares of multiple classes to its customers.

12.	Distribution and Servicing Fees. Subject to and in accordance with the terms of the Prospectus and the Distribution and Servicing Plan (“Plan”), if any, adopted by resolution of the Fund’s board of trustees, which operates in a manner consistent with Rule 12b-1 under the 1940 Act, Distributor may pay certain financial institutions, including Dealer, such fees under the Plan as may be determined, for distribution, shareholder or administrative services, as described in the Plan and below:

a.	Dealer shall furnish sales and marketing services and/or shareholder services to Dealer’s customers who invest in and own Shares, including, but not limited to, answering routine inquiries regarding the Fund, processing shareholder transactions, and providing any other shareholder services not otherwise provided by the Fund’s transfer agent. The Fund reserves the right, without prior notice, to suspend, adjust or eliminate the payment of such Plan and any payments or other Dealer compensation thereunder by amendment, sticker or supplement to the then-current Prospectus of the Fund or other written notice to Dealer. Distributor may cease payment of any fees under the Plan upon its termination or amendment and Dealer will have no recourse or claim to any fees in such situation.

b.	With respect to payments to Dealer under the Plan, Distributor shall have only the obligation to make payments to Dealer after, for as long as, and to the extent that Distributor receives from the Fund an amount equivalent to the amount payable to Dealer. If applicable, Dealer hereby authorizes Distributor to pay Dealer’s designated clearing agent (“Clearing Agent”) such fees set forth under this section on Dealer’s behalf. In such case, Dealer acknowledges and agrees that after Distributor has made payment of such fees to Dealer’s Clearing Agent on Dealer’s behalf: (i) Dealer’s Clearing Agent is solely responsible and liable for direct payment of such fees to Dealer, and Distributor will not pay Dealer directly, (ii) Distributor cannot guarantee payment by Dealer’s Clearing Agent of such fees to Dealer, and (iii) should Dealer not receive payment of such fees from Dealer’s Clearing Agent for any reason, Dealer’s sole recourse is against Dealer’s Clearing Agent.

c.	Any such fee payments shall reflect the amounts described in the Fund’s Prospectus and the Plan. Payments will be based on the average daily net assets of Shares which are owned by those customers of Dealer whose records, as maintained by the Fund or the transfer agent, designate Dealer’s firm as the customer’s dealer of record. No such fee payments will be payable to Dealer with respect to Shares purchased by or through Dealer and redeemed by the Fund within seven (7) business days after the date of confirmation of such purchase, or such other timeframe as set forth in the Fund’s Prospectus or the Plan. Dealer represents that Dealer is eligible to receive any such payments made to Dealer under the Plan.

d.	The provisions of this Agreement relating to the Plan, shall continue in full force and effect only so long as the continuance of the Plan and the provisions of this Agreement are approved at least annually by a vote of the Fund’s Board, including a majority of the Board who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting thereon.

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13.	Amendments; Termination. Distributor may change or amend any provision of this Agreement by giving Broker/Dealer written notice, in accordance with Section 15 hereto, of the change or amendment. Amendments to Section 12 may be made by Distributor or by amendment or termination of the Plan by the Fund.

14.	Assignment; Termination. This Agreement shall inure to the benefit of the successors and assigns of either Party hereto, provided, however, that Dealer may not assign this Agreement without Distributor’s prior written consent. This Agreement may be terminated by either party, without penalty, upon sixty days’ prior written notice to the other party. Any unfulfilled obligations hereunder, and all obligations of indemnification, shall survive the termination of this agreement.

15.	Notices. All notices required or permitted to be given under this Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by email or a similar means of same day delivery (with a confirming copy by mail). All notices to Distributor shall be given or sent Distributor at its offices located at 1700 Broadway, Suite 1850, Denver CO 80290, Attn: General Counsel, email: legalnotice@paralel.com All notices to Dealer shall be given or sent to Broker/Dealer at the address specified by Broker/Dealer herein. Each party may change the address to which notices shall be sent by giving notice to the other party in accordance with this paragraph. Email notices shall be deemed received when acknowledged, which shall not be unreasonably withheld.

16.	Authorization. Each Party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this agreement as contemplated herein, and that the individual that has signed this agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of such party with respect to the execution of this agreement.

17.	Arbitration. In the event of a material dispute under this Agreement, such dispute shall be settled by arbitration before arbitrators sitting in Denver, Colorado, in accordance with the FINRA's Code of Arbitration Procedures in effect at the time of the dispute. The arbitrators shall act by majority decision, and their award may allocate attorneys' fees and arbitration costs between Distributor and Dealer. The arbitrators' award shall be final and binding between the Parties, and such award may be entered as a judgment in any court of competent jurisdiction.

18.	Miscellaneous. This Agreement supersedes any other agreement between the parties with respect to the offer and sale of Shares and other matters covered herein. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument. This Agreement shall be governed by and construed in accordance with the laws of the state of Colorado without regard to conflict of laws principles, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties' authorized representatives have executed this Agreement and represent that they have read and understand the obligations herein and agree to be bound by the Agreement's terms and conditions.

[Dealer]

Signature

Name

Title

Notice Address:

Phone Number

Notice Email:

Paralel Distributors LLC

By:

Name:

Title:

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